Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 9 to Registration Statement No. 333-168919 on Form S-1 of General Motors Company of our report dated February 26, 2010 (August 6, 2010 as to Note 2, Discontinued and Held-for-sale Operations and Note 32, Subsequent Events, October 12, 2010 as to Note 33, Supplemental Financial Information), relating to the consolidated financial statements of Ally Financial Inc. (formerly GMAC Inc.) as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, and to the reference to us under the heading “Experts” in each respective prospectus, which are part of the Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Detroit, Michigan

November 15, 2010